Exhibit 10.2
ACV AUCTIONS INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [●] (“Executive”) and ACV Auctions Inc., a Delaware corporation (the “Company”), effective as of the later of (i) the latest date on the signature page of this Agreement and (ii) the date Executive’s employment with the Company commences (the “Effective Date”).
RECITALS
1.    The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control.
2.    The Committee believes that it is imperative to provide Executive with severance benefits upon Executive’s termination of employment under certain circumstances to provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.
3.    Executive and the Company are currently party to that certain Participation Agreement under the Company’s Severance and Change in Control Plan, (the “Prior Agreement”) and the Committee desires to continue to assure itself of the services of Executive on the Effective Date and thereafter by terminating the Prior Agreement in its entirety and entering into this Agreement.
4.     Certain capitalized terms used in the Agreement and not otherwise defined are defined in Section 7 below.
AGREEMENT
NOW, THEREFORE, in consideration of Executive’s employment and the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. The term of this Agreement and Executive’s employment hereunder shall commence as of the Effective Date and shall continue until terminated in accordance with this Agreement (the “Term”).
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment will be at-will, as defined under applicable law.
3.Severance Benefits.
(a)Termination by the Company Other than for Cause Outside the Change in Control Period. If Executive’s employment with the Company and its subsidiaries is terminated by the Company other than for Cause (and other than as a result of Executive’s death or Disability), and such termination occurs outside the Change in Control Period, then, subject to Section 4, Executive will receive from the Company:
(i)Base Salary Severance. Cash severance payment equal to 100% of Executive’s annual base salary as in effect immediately prior to the termination date payable in a lump sum on the Company’s first payroll date following the effective date of the Release but no later than 74 days following the date of termination.
(ii)Bonus Severance. If Executive was employed by the Company or its subsidiaries for more than 182 days in the year in which the termination occurred, a lump sum cash payment equal to a prorated percentage of Executive’s bonus for the fiscal year that includes the termination date based on actual achievement of the applicable performance criteria as measured at the end of such year, payable at the same time annual bonuses are generally paid to similarly situated employees of the Company, but in no event later than March

15 of the year following the year of termination. The prorated percentage will be determined by dividing the number of days during the fiscal year for which Executive remained an employee of the Company or a subsidiary, by 365.
(iii)Time-Based Equity Awards. Vesting of the portion of each (if any) of Executive’s outstanding and unvested equity awards covering shares of the Company’s common stock that are subject solely to time-based vesting (excluding any Performance-Based Awards, which shall be forfeited) (such awards “Time-Based Awards”) that are scheduled to vest during the 12-month period following Executive’s termination date.
(iv)Continued Employee Benefits. Continuation coverage under the terms of the Company medical benefit plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. Until the earliest of (A) 12 months from the date of Executive’s termination, (B) Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the cessation of Executive’s continuation rights under COBRA, the Company will pay directly on Executive’s behalf the monthly COBRA premiums (at the coverage levels in immediately prior to Executive’s termination). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide payroll payments of the applicable premium amounts directly to Executive for the time period specified above. Such payments shall be paid on the Company’s regular payroll dates. The payment in lieu of COBRA reimbursements will be subject to all applicable tax withholdings.
(b)Termination by the Company Other than for Cause or by Executive for Good Reason During the Change in Control Period. If during the Change in Control Period (A) Executive’s employment with the Company and its subsidiaries is terminated by the Company other than for Cause (and other than as a result of Executive’s death or Disability); or (B) Executive resigns for Good Reason, then, subject to Section 4, Executive will receive from the Company:
(i)Cash Severance. A lump sum cash severance payment, payable in a lump on the Company’s first payroll date following the effective date of the Release but no later than 74 days following the date of termination, equal to (A) 150% of Executive’s annual base salary as in effect immediately prior to the termination date (or, if greater, as in effect immediately prior to the Change in Control) and (B) 100% of Executive’s target bonus for the fiscal year in which Executive’s termination occurs.
(ii)Vesting of Time-Based Equity Awards. One hundred percent of Executive’s outstanding and unvested Time-Based Awards will become vested in full.
(iii)Vesting of Performance-Based Equity Awards. Executive’s outstanding and unvested equity awards subject to performance-based vesting (excluding any Time-Based Awards) (“Performance-Based Awards”) shall become vested based on the greater of (A) target performance or (B) actual performance through Executive’s termination date, if measurable.
(iv)Continued Employee Benefits. Continuation coverage under the terms of the Company medical benefit plan pursuant to COBRA, for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. Until the earliest of (A) 18 months from the date of Executive’s termination, (B) Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the cessation of Executive’s continuation rights under COBRA, the Company will pay directly on Executive’s behalf the monthly COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide payroll payments of the applicable premium amounts directly to Executive for the time period specified above. Such payments shall be paid on the Company’s regular payroll dates. The payment in lieu of COBRA reimbursements will be subject to all applicable tax withholdings.
(c)Equity Documents. Except as provided in this Section 3, all Time-Based Awards and Performance-Based Awards remain subject to the terms of the Equity Plan; provided, however, in the event of a conflict between the terms and conditions of this Agreement and those of the Equity Plan or award agreements thereunder, the terms of this Agreement shall prevail.
(d)Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company and its subsidiaries terminates as a result of a voluntary resignation by Executive (other than for Good

Reason during the Change in Control Period), or if Executive’s employment is terminated by the Company for Cause, then Executive shall not be entitled to receive severance, benefits or accelerated vesting.
(e)Accrued Amounts. Without regard to the reason for, or the timing of, Executive’s termination of employment, the Company shall pay Executive:(i) any unpaid base salary due for periods prior to the date of termination, (ii) if applicable, any accrued and unused vacation, and (iii) all expenses incurred by Executive in connection with the business of the Company prior to the date of termination in accordance with the Company’s business expense reimbursement policy. These payments shall be made promptly upon termination of Executive’s employment and within the period of time mandated by law.
(f)Exclusive Remedy. In the event of termination of Executive’s employment as set forth in Section 3 of this Agreement during the Term, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort, or contract, in equity or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, or any unreimbursed reimbursable expenses). During the Term of this Agreement, Executive will not be entitled to benefits, compensation, or other payments or rights upon termination of employment, including under any offer letter, employment agreement, severance agreement or other agreement with the Company or its subsidiaries, other than those benefits expressly set forth in Section 3. Notwithstanding anything to the contrary in this Agreement, all severance and other benefits provided to Executive pursuant to Section 3 shall be reduced and/or offset by any amounts or benefits paid to Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period, or otherwise).
(g)Transfer between Company and any Subsidiary. For purposes of this Section 3, if Executive’s employment relationship with the Company or any parent or subsidiary of the Company ceases, Executive will not, solely by virtue thereof, be determined to have been terminated for purposes of this Agreement if Executive continues to remain employed by the Company or any parent or subsidiary of the Company immediately thereafter (e.g., upon transfer of Executive’s employment from the Company to a Company subsidiary or from a Company subsidiary to the Company).
4.Conditions to Receipt of Severance, Benefits and Equity Acceleration Benefits.
(a)Release of Claims Agreement. The receipt of any severance payments, benefits or accelerated vesting in Section 3 is subject to Executive signing, not revoking and complying with a separation agreement that includes without limitation, if requested by the Company, a noncompetition and employee and customer non-solicitation covenant that applies for up to 12 months following Executive’s termination of employment, non-disparagement and reasonable post-termination cooperation obligations of Executive, and a release of claims, all in the form provided by the Company (the “Release”), which must become effective and irrevocable no later than the 60th day following Executive’s termination of employment (the “Release Deadline”). If such separation agreement does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments, benefits or accelerated vesting under this Agreement. Any cash severance payments or benefits otherwise payable to Executive in a lump sum or otherwise between the termination date and the Release Deadline will be paid on or within 15 days (or such earlier date for such payment to qualify as a short-term deferral for purposes of Section 409A) following the Release Deadline, or, if later, such time as required by Section 5(a) and, notwithstanding anything to the contrary in the Equity Plan, to the extent permitted under Section 409A, any equity awards that become vested in connection with Executive’s termination of employment under this Agreement shall not be settled or become exercisable, as applicable, until the Release becomes effective in accordance with its terms. In no event will any severance payments, benefits or accelerated vesting be paid or provided until the Release actually becomes effective and irrevocable and, if the Release does not become effective in accordance with its terms on or prior to the Release Deadline, Executive’s entitlement to any such severance payments, benefits and accelerated vesting under this Agreement shall be forfeited on the Release Deadline for no consideration payable to Executive.
(b)Restrictive Covenants. Executive’s receipt of any severance payments, benefits and accelerated vesting under Section 3 will be subject to Executive continuing to comply with the terms of any agreements between Executive and the Company concerning inventions, confidentiality or other restrictive covenants including the Employee Confidential Information and Invention Assignment Agreement between the Company and Executive (the “Restrictive Covenant Agreement”).
5.Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(b)If the Company determines that any severance payments under this Agreement constitute Deferred Payments, and the Executive’s termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the such termination occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance under this Agreement, any earlier than Release Deadline. If any payments under this Agreement constitute Deferred Payments, then except to the extent that severance payments are delayed pursuant to Section 5(a), on the first regular payroll date following the effective date of the Release, the Company shall (1) pay the Executive a lump sum amount equal to the sum of the severance payments that Executive would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the severance in accordance with the applicable payment schedule.
(c)Payments under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Specifically, the payments hereunder are intended to be exempt from the requirements of Section 409A under the “short-term” deferral rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or as payments made as a result of an involuntary separation from service, as applicable. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. The Company makes no representation or warranty to Executive and in no event will the Company reimburse Executive or any other person for any taxes or other costs that may be imposed on Executive as a result of Section 409A or any other law.
(d)For the avoidance of doubt, any amount of the severance payment or benefit provided for by Section 3(a) or 3(b) to which Executive would have been entitled under the Prior Agreement in the absence of this Agreement, assuming the conditions resulting in entitlement to such benefits had occurred shall be paid at the same time and in the same form as provided in the Prior Agreement.
6.Limitation on Payments. In the event that the severance, benefits or accelerated vesting provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments, (2) cancellation of equity awards granted within the 12-month period prior to a “change of control” (as determined under Section 280G of the Code) that are deemed to have been granted contingent upon the change of control (as determined under Section 280G of the Code), (3) cancellation of accelerated vesting of equity awards, and (4) reduction of continued employee benefits. In the event that accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the award grant dates.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by an outside expert engaged by the Company and mutually agreed upon by the Board and Executive (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
7.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)“Cause” means, the meaning ascribed to such term in any written employment agreement, offer letter or similar agreement between Executive and the Company defining such term, and, in the absence of such agreement, means (i) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) Executive’s material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (iii) misappropriated, embezzled, or stolen funds or property (A) of the Company or the Company’s subsidiaries or affiliates or (B) of customers of the Company or the Company’s subsidiaries or Affiliates; (iv) committed, been indicted, convicted or pled guilty or nolo contender to any felony under state or federal law; (v) materially failed to perform Executive’s employment duties or to comply with reasonable directions of Executive’s supervisor for a period of 30 days following receipt of notice of such failure to perform or comply; (vi) been guilty of or engaged in gross misconduct or gross negligence in the performance of Executive’s duties; or (vii) materially breached any representations, warranties, covenants or conditions in any employment, non-competition, confidentiality or other agreement to which the Company or any subsidiary and Executive is a party.
(b)“Change in Control” shall have the meaning specified in the Company’s Equity Plan.
(c)“Change in Control Period” means the period beginning three months prior to the consummation of a Change in Control and ending on the one-year anniversary of the Change in Control.
(d)“Code” means the United States Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(e)“Deferred Payments” means any severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, in each case, are or when considered together with any other severance payments or separation benefits are, deemed to be “non-qualified deferred compensation” within the meaning of Section 409A.
(f)“Disability” means any physical or mental condition which renders Executive incapable of performing the work for which Executive was employed by the Company or similar work offered by the Company. The Disability of Executive shall be established if (i) the employee satisfies the requirements for benefits under the Company’s long-term disability plan or (ii) if no long-term disability plan, Executive satisfies the requirements for Social Security disability benefits.
(g)“Equity Plan” means the Company’s 2021 Equity Incentive Plan, or any successor equity incentive plan(s) and applicable award agreement(s) thereunder.
(h)“Good Reason” for Executive’s resignation means the occurrence of any of the following undertaken by the Company without Executive’s written consent: (i) a material reduction in Executive’s base salary (unless pursuant to a salary reduction program applicable generally to similarly situated employees of the Company); (ii) relocation of Executive’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases Executive’s one-way commute by more than 50 miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); provided that (i) if Executive’s principal place of employment is a personal residence, this clause (ii) shall not apply; (iii) a material breach by the Company of any provision of this Plan or any other material agreement between Executive and the Company concerning the terms and conditions of Executive’s employment with the Company; (iv) an acquirer’s refusal to assume this Agreement in connection with a Change in Control; (v) the Company changing Executive’s role such that he ceases to be an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) who is required to make filings under

Section 16(a)(1) thereunder or (vi) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s then-current authority, duties or responsibilities. Notwithstanding the foregoing, in order for Executive’s resignation to be deemed to have been for Good Reason, Executive must (a) provide written notice to the Company of Executive’s intent to resign for Good Reason within 30 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) Executive believes give rise to Good Reason; (b) allow the Company at least 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”), and (c) if the event is not reasonably cured within the Cure Period, Executive’s resignation from all positions held with the Company is effective not later than 30 days after the expiration of the Cure Period.
(i)“Section 409A” Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.
8.Assignment. Neither Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then Executive shall not be entitled to any payments, benefits or vesting pursuant to this Agreement, except as expressly provided in Section 3. This Agreement shall inure to the benefit of and be binding upon Executive and the Company, and each of Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
9.Notice.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, when mailed by electronic mail, U.S. or applicable registered or certified mail, return receipt requested and postage prepaid, or when delivered by private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to Executive at the home address most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a).
10.Resignation. Upon termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further action required by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.
11.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement and the Restrictive Covenant Agreement and the plan and agreements governing the equity awards (subject to the “for the avoidance of doubt” caveat below) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes, replaces in their entirety and terminates any prior representations, understandings, undertakings or agreements between the Company and Executive, whether written or oral and whether expressed or implied, that provided any severance benefits to Executive upon termination of Executive’s employment for any reason, including the Prior Agreement. Nothing in this Agreement shall result in a duplication of severance payments or benefits under any other plan, program or arrangement with the Company. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
(e)Clawback Provisions. Notwithstanding any other provision in this Agreement to the contrary, Executive agrees that incentive-based compensation or other amounts paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company will be subject to clawback under any Company clawback policy that is applicable to all senior executives of Company (including any such policy adopted by Company pursuant to applicable law, government regulation or stock exchange listing requirement).
(f)Legal Construction. This Agreement is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) (as described in Exhibit A) and, to the extent not preempted by ERISA, the laws of the State of New York (without giving effect to the conflict of laws principles thereof), and the Company and Executive each consent to personal and exclusive jurisdiction and venue in the State of New York for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(i)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Exhibit A
1.ERISA Claims, Inquiries and Appeals.
(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Agreement or inquiries about present or future rights under the Agreement must be submitted to the Administrator in writing by an applicant (or his or her authorized representative). The Administrator is:
ACV Auctions Inc.
Compensation Committee of the Board of Directors or Representative
Attention to: Corporate Secretary
640 Ellicott Street, #321
Buffalo, New York 14203
(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Agreement provisions upon which the denial is based;
(3)a description of any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below.
This notice of denial will be given to the applicant within 90 days after the Administrator receives the application, unless special circumstances require an extension of time, in which case, the Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application.
(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:
ACV Auctions Inc.
Compensation Committee of the Board of Directors or Representative
Attention to: Corporate Secretary
640 Ellicott Street, #321
Buffalo, New York 14203
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Administrator may require the applicant to submit) written comments, documents, records and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Decision on Review. The Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the review. The Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Agreement provisions upon which the denial is based;
(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Rules and Procedures. The Administrator will establish rules and procedures, consistent with the Agreement and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)Exhaustion of Remedies. No legal action for benefits under the Agreement may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described in this Exhibit A, (ii) has been notified by the Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in this Exhibit A, and (iv) has been notified that the Administrator has denied the appeal. Notwithstanding the foregoing, if the Administrator does not respond to a claim or appeal within the relevant time limits specified in this Exhibit A, the Executive may bring legal action for benefits under the Agreement pursuant to Section 502(a) of ERISA.
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(g)
(h)
(i)
(j)
(k)
(l)
(m)
(n)
(o)To accept the terms of this Change of Control and Severance Agreement, please sign and date this Agreement in the space provided below and return it to [●] no later than [●].
(p)

(q)ACV Auctions Inc.
(r)By:
(s)Name: ____________________
(t)Title: _____________________
(u)
(v)Executive
(w)_________________________
(x)Date: ____________________
(y)